Exhibit 4

Horace Mann Life Insurance Company
1 Horace Mann Plaza
Springfield, Illinois 62715
1-800-999-1030

Individual Flexible Premium Deferred
Variable Annuity Contract

        Any payments and values under this contract which are based on investment results of the Separate Account are variable and not guaranteed.

        Nonparticipating

        Executed for the Company at its Home Office in Springfield, Illinois on its Issue Date.

/s/ Lou Lower	/s/ Dan Jensen	/s/ Ann M. Caparros

President	Countersigned	Corporate Secretary

        Right to Cancel Your Contract. If you are not satisfied with this contract for any reason, You may return it to Horace Mann Life Insurance Company, P.O. Box 4657, Springfield, Illinois 62708-4657 (home office), or to the agent from whom You purchased it within 30 days after You receive it. Notice given by mail or return of the annuity by mail are effective on being postmarked, properly addressed and postage prepaid. We will return the greater of the premium payments made for this contract or the Account Value within 10 days after we receive notice of the cancellation and the returned contract. Upon return of the contract, it shall be void as if none had been issued. Read Your Contract Carefully.
IC-447000

THIS IS A LEGAL CONTRACT — READ IT CAREFULLY

        Horace Mann Life Insurance Company promises to pay You an annuity starting on the Annuity Date. If you die prior to the Annuity Date, We will pay the Death Benefit to the Beneficiary, upon receipt of Proof of Death and proper election by the Beneficiary.

        Please Examine the Application. We issued this contract based on the answers in the application. If all answers are not complete and true, the contract may be affected.

Summary of the Contract

        This flexible premium deferred annuity provides annuity payments, which will be paid to You starting on the Annuity Date. Withdrawal and surrender rights and a Death Benefit are provided prior to the Annuity Date.

        This is a flexible premium contract and may be established only subject to the terms of this contract.

        During the lifetime of the Annuitant and prior to the Annuity Date You may:
  withdraw any portion of the Surrender Value (a withdrawal charge will apply);
  change the Beneficiary subject to the rights of any Irrevocable Beneficiary;
  change the Annuity Date;
  exercise the other rights provided subject to the rights of any Irrevocable Beneficiary or assignee.

        This is only a summary of the contract terms. More detailed provisions of this contract will control. The provisions are set forth in the following sections:

Annuity Data	Page 3
General Definitions	Page 6
Annuity Benefit	Page 7
General Provisions and Account Value	Page 10
Surrender Value	Page 11
Death Benefit	Page 12
Beneficiary	Page 12
Ownership	Page 13
Other Terms of Your Contract	Page 13

IC-447000	Page 2

Annuity Data
Owner:	John Doe
Annuitant:	John Doe
Contract Number:	SPECIMEN	Issue Age:	35
Anticipated Annuity Date:	06/01/2038	Issue Date:	06/01/2003

Premium Payments:

Proposed Premium Payment(s)	$ 2,000 per year, payable in (1) installment(s)

Lump Sum Premium	$ 0.00

Premium Limits:

Minimum Premium	$ 300.00 annually

Maximum Annual Premium	As permitted by IRS regulations

Maximum Cumulative Premium	$1,000,000.00, without prior approval

Minimum Premium Increase	$120.00 annually

Maximum Premium Increase	As permitted by IRS regulations

Minimum Withdrawal/Transfer Amount	$100.00

Premium Allocations:

Fixed Account		[100]%

Variable Account	[HM Balanced	0]%	[HM Income	0]%
	[HM Short Term	0]%	[HM Equity	0]%
	[HM Socially Resp	0]%	[HM International	0]%
	[HM Small Cap Growth	0]%	[Wilsh 5000 Index	0]%
	[Wilsh Large Co Gr	0]%	[Fidelity 500 Index	0]%
	[Fidelity Growth	0]%	[Fidelity Overseas	0]%
	[Fidelity High Income	0]%	[Fidelity Mid Cap	0]%
	[Davis Value	0]%	[Strong Opportunity	0]%
	[Strong Mid Cap Growth	0]%	[JP Morgan Disc	0]%
	[Rainier Small/Mid Cap	0]%	[Neuberger Berman	0]%
	[Alliance Prem Growth	0]%	[Putnam VT Vista	0]%
	[Warburg Pincus Sm Co	0]%	[Wilsh Sm Co Value	0]%
			Total	100%

Minimum allocation to a Variable
Account Subaccount	$100.00 per year

IC-447000	Page 3

Owner:	John Doe
Annuitant:	John Doe
Contract Number:	SPECIMEN

Guaranteed Interest Rate:

Prior to the Annuity Date:
Fixed Account	1.5%

Variable Account	none

After the Annuity Date:
Fixed Account	2.0%

Variable Account	none

Contract Charges:

Withdrawal Charges	Contract Year	Withdrawal Charge*
	1	9%
	2	8%
	3	7%
	4	6%
	5	5%
	6	4%
	7	3%
	8	2%
	9	1%
	thereafter	0%

Annual Maintenance Fee	$25 per year if the Account Value is less than $10,000

Mortality and Expense Risk Fee:

Fixed Account	none
Variable Account	1.25% per year

Assumed Interest Rate	2.0%

*	The withdrawal charge is a percent of the Account Value withdrawn or applied to an annuity option.

IC-447000	Page 4

FIXED ACCOUNT TABLE OF GUARANTEED MONTHLY ANNUITY PAYMENTS AND MINIMUM ACCOUNT AND SURRENDER VALUES*
Annuitant:	John Doe
Contract Number:	SPECIMEN

Contract Anniversary Date		Attained Age*	Minimum Guaranteed Account Value*	Minimum Guaranteed Surrender Value*	Guaranteed Monthly Annuity Payments*
1		36	$ 2,005.00	$ 1,860.64
2		37	4,040.08	3,785.55
3		38	6,105.68	5,775.97
4		39	8,202.27	7,833.17
5		40	10,355.30	9,982.51
6		41	12,540.63	12,202.03
7		42	14,758.74	14,493.08
8		43	17,010.12	16,857.03
9		44	19,295.27	19,295.27
10		45	21,614.70	21,614.70

11		46	23,968.92	23,968.92
12		47	26,358.45	26,358.45
13		48	28,783.83	28,783.83
14		49	31,245.59	31,245.59
15		50	33,744.27	33,744.27

16		51	36,280.43	36,280.43
17		52	38,854.64	38,854.64
18		53	41,467.46	41,467.46
19		54	44,119.47	44,119.47
20		55	46,811.26	46,811.26

21		56	49,543.43	49,543.43
22		57	52,316.58	52,316.58
23		58	55,131.33	55,131.33
24		59	57,988.30	57,988.30
25		60	60,888.12	60,888.12	$ 267.30
26		61	63,831.44	63,831.44
27		62	66,818.91	66,818.91	$ 308.70
30		65	76,052.89	76,052.89	$ 381.79
35	**	70	92,389.66	92,389.66	$ 534.94

*

This assumes the proposed premium payments allocated to the Fixed Account are paid when due, that only guaranteed interest is credited and that no partial withdrawals or transfers to or from the Variable Account are made.

Guaranteed monthly annuity payments are based on the Life Annuity with Payments Guaranteed for 10 years option and assume annuity payments start at the indicated age.

**	This date refers to the anticipated Annuity Date. This table does not reflect any values allocated to the Variable Account.

IC-447000	Page 5

General Definitions

        When these words are used in this contract, they have the meaning stated.

"Annual Maintenance Fee"

        An annual charge deducted for administrative expenses. This charge is shown on the Annuity Data page.

"Account Value"

        The Fixed Account Value plus the Variable Account Value.

"Annuitant"

        The Natural Person whose life determines the annuity payment(s) made under this contract.

"Annuitized Value"

        The amount applied to purchase annuity payments under this contract, equal to the Account Value less any applicable withdrawal charge.

"Annuity Date"

        The date on which annuity payments begin.

"Beneficiary(ies)"

        The person(s) designated to receive the Death Benefit upon Your death.

"Contract Anniversary"

        The same day and month as the Issue Date for each succeeding year of this contract.

"Contract Year"

        A period of twelve months beginning on the Issue Date or any Contract Anniversary.

"Death Benefit"

        The amount paid to the Beneficiary if You die prior to the Annuity Date.

"Fixed Account"

        An interest bearing account set up to receive Your Net Premium and the transfers allocated to it.

"Fixed Account Value"

        The dollar value of the Fixed Account prior to the time annuity payments begin. It is equal to the Net Premium allocated to the Fixed Account plus transfers from the Variable Account plus the interest credited to it less any applicable Annual Maintenance Fee, less any previous withdrawals and the associated withdrawal charges, and less any outstanding loan balance and less any transfers to the Variable Account.

"Irrevocable Beneficiary"

        A Beneficiary whose rights cannot be revoked without such Beneficiary's written approval.

"Issue Age"

        The age of the Annuitant at the time this contract was issued (Issue Date) determined by the Annuitant's last birthday.

"Issue Date" "Contract Date"

        The date when this contract became effective if the Annuitant is then living and the premium has been paid. The Issue Date is shown on the Annuity Data page.

"Natural Person"

        A living individual or trust entity that is treated as an individual for Federal Income Tax purposes under the Internal Revenue Code.

"Net Premium"

        The premium(s) paid to Us less any applicable premium tax.

"Proof of Death"

        (1) A completed claimant's statement and (2a) a certified copy of the death certificate; or (2b) a certified copy of a decree of a court or competent jurisdiction certifying death; or (2c) a written statement by a medical doctor who attended the deceased at the time of death; or (2d) any other proof of death satisfactory to Us.

"Proof of Disability"

        (1) A completed waiver of disability form as provided by Us; or (2) any other proof satisfactory to Us.

"Separate Account"

        The segregated asset account which receives and invests the Net Premium and transfers allocated to it. The assets of the Separate Account are segregated from Our other assets and shall not be chargeable with liabilities arising out of any other business We may conduct. The Separate Account consists of various Subaccounts.

IC-447000	Page 6

"Subaccount"

        Part of the Separate Account which purchases shares of an Underlying Fund. Subaccounts with premium payment allocations are shown on the Annuity Data page.

"Surrender Value"

        The amount You would receive upon surrender of this contract. It is equal to the Account Value less any applicable withdrawal charges.

"Underlying Funds"

        Open-end diversified management investment companies registered under the Investment Company Act of 1940, as amended. Information about these companies is contained in the current prospectuses. Each Underlying Fund has a specific investment objective as stated in the prospectus.

"Valuation Date"

        Any day on which the New York Stock Exchange is open for trading and on which the net value of each share of the Underlying Fund(s) is determined.

"Valuation Period"

        The period from the end of a Valuation Date to the end of the next Valuation Date, excluding the day the period begins and including the day it ends.

"Variable Account"

        Your portion of the Separate Account set up to receive the Net Premium and transfers allocated to it.

"Variable Account Value"

        The dollar value of the Variable Account prior to the time annuity payments begin.

"Variable Accumulation Unit"

        A measure used to determine the value of a Subaccount on or before the time annuity payments begin.

"Variable Annuity Unit"

        A measure used to determine the amount payable from a Subaccount for an annuity payment.

"We", "Us", "Our", "Company"

        Horace Mann Life Insurance Company

"You", "Your"

        The owner(s) of the contract.

Annuity Benefit

Annuitant

        The Annuitant is the person named on the Annuity Data page. The Annuitant must be a Natural Person. If the sole Annuitant dies prior to the Annuity Date and the Death Benefit is not payable, the new Annuitant will be:

  the youngest owner; otherwise,
  the youngest Beneficiary

Annuity Date

        The annuity payments will begin on the Annuity Date. The Annuity Date is the date the Annuitized Value is applied to an annuity option. The anticipated Annuity Date is shown on the Annuity Data page. You may change the Annuity Date by notifying Us at least 30 days prior to this date.

        The Annuity Date may be any date prior to the Annuitant's 100th birthday.

Annuity Options

        This contract provides for fixed or variable annuity options or a combination of both.

        The initial payment purchased by each $1,000 of Annuitized Value depends on the annuity option elected and the age and sex of the Annuitant(s) on the Annuity Date. The fixed annuity payments are based on the 2000a Annuity Mortality table and 2.0 percent interest.

        The anticipated annuity option is Option A, Life Annuity with Payments Guaranteed for 10 Years. Your Annuitized Value will be allocated to this option as follows:

  the fixed portion of the Annuitized Value will be applied to purchase a monthly fixed annuity.
  the variable portion of the Annuitized Value will be applied to purchase a monthly variable annuity.

IC-447000	Page 7

        Prior to Your Annuity Date You may change this annuity option to any of the following options. The following options are available on both a fixed and variable payment basis unless otherwise stated. We reserve the right to make available other annuity options. Annuity payments may also be available in quarterly, semi-annual, and annual installments.

Option A, Life Annuity with Payments Guaranteed for 0, 10, 15, or 20 Years

        Annuity payments are made beginning with the Annuity Date. Annuity payments will continue as long as the Annuitant lives, or until all guaranteed payments have been made, whichever is later.

        Guaranteed annuity payments cannot extend beyond the life expectancy of the Annuitant, as defined by the Internal Revenue Code.

        The table below contains the initial monthly annuity payment purchased per $1,000 applied for Option A, Life Annuity with Payments Guaranteed for 10 Years.
Annuitant's age on Annuity Date	Initial Monthly Annuity Payment for 10 Years & Lifetime For Each $1,000
	Male	Female
50	3.52	3.28
51	3.59	3.34
52	3.66	3.41
53	3.74	3.47
54	3.82	3.54
55	3.90	3.62
56	3.99	3.69
57	4.08	3.77
58	4.18	3.86
59	4.28	3.95
60	4.39	4.04
61	4.50	4.14
62	4.62	4.25
63	4.75	4.36
64	4.88	4.48
65	5.02	4.60
66	5.16	4.74
67	5.31	4.87
68	5.46	5.02
69	5.62	5.17
70	5.79	5.34
71	5.95	5.51
72	6.13	5.68
73	6.30	5.87
74	6.48	6.06
75	6.66	6.25
76	6.84	6.46
77	7.02	6.66
78	7.20	6.86
79	7.37	7.07
80	7.54	7.27
81	7.71	7.47
82	7.87	7.66
83	8.01	7.84
84	8.16	8.00
85	8.29	8.16
86	8.41	8.30
87	8.52	8.43
88	8.62	8.55
89	8.71	8.65
90	8.79	8.74
91	8.86	8.82
92	8.93	8.89
93	8.98	8.95
94	9.03	9.00
95	9.07	9.05
96	9.10	9.09
97	9.13	9.12
98	9.15	9.14
99	9.16	9.15

        Information on the initial monthly annuity payment purchased per $1,000 applied for Option A, Life Annuity with Payments Guaranteed for 0,15, or 20 Years is available upon Your request.

Option B, Joint and Survivor Annuity

        Annuity payments are made beginning with the Annuity Date. The annuity payments will be based upon the age and sex of the two Annuitants and upon the specific survivor option selected.

        The available survivor options are to pay during the lifetime of the survivor (1) 50 percent (2) two-thirds or (3) 100 percent of the annuity payments paid (or the number of Variable Annuity Units) while both Annuitants were living.

        Upon the death of one Annuitant, the selected survivor option percentage will be applied to determine the remaining payments during the lifetime of the survivor. Upon the death of the survivor annuity payments cease.

        Information on the initial monthly annuity payment purchased per $1,000 applied for this option is available upon Your request.

IC-447000	Page 8

Option C, Payments for a Specified Period of 5 to 30 Years

        Annuity payments are made beginning with the Annuity Date and continuing for the specified period of time as elected. This option is available on a fixed payment basis only.

        Information on the initial monthly annuity payment purchased per $1,000 applied for this option is available upon Your request.

        Annuity payments cannot extend beyond the life expectancy of the Annuitant, as defined by the Internal Revenue Code.

Variable Annuity Payments

        Payments from a fixed annuity option remain level. Payments from a variable annuity option will change as described below.

        The Annuitized Value applied to purchase variable annuity payments will be allocated to the Subaccount(s) as You instruct. Not all Subaccount(s) may be available for annuity payments. The first monthly annuity payment of each Subaccount under a variable annuity option will be the same amount as the initial monthly annuity payment purchased per $1,000 applied to the corresponding fixed annuity option.

        After the Annuity Date the variable annuity payment of each Subaccount is determined by multiplying the number of Variable Annuity Units by the value of such unit for the corresponding Subaccount.

        Within each Subaccount, the number of Variable Annuity Units is determined by dividing the:

  amount of the first payment from that Subaccount; by
  the value of a Variable Annuity Unit in the appropriate Subaccount on the Valuation Date coincident with the date that the Account Value was applied toward the variable annuity option(s).

          Under Option A, the number of such units will not change when figuring the second and subsequent payments. Under Option B, upon the death of one Annuitant, the selected survivor option percentage will be applied to the number of Variable Annuity Units.

          The second and subsequent payment(s) will be based on the investment experience of the Underlying Fund(s) and will be affected by the mortality and expense risk fee and the assumed interest rate. The value of each Variable Annuity Unit for each Subaccount was initially set at $10 as of the date annuity payments were first calculated. Subsequent Variable Annuity Unit values of any Subaccount are determined by multiplying the previous Variable Annuity Unit value by the current net investment factor.

          The net investment factor for each Subaccount is computed by dividing (a) by (b) and multiplying by (c) where:

(a)	is the current net asset value per share on the last Valuation Date plus any dividends or other distributions in the current Valuation Period;
(b)	is the net asset value of such shares on the last Valuation Date of the preceding Valuation Period;
(c)	is annually equal to one divided by the sum of one plus the assumed interest rate and the mortality and expense risk fee. This amount is adjusted to a rate applicable for the Valuation Period. The assumed interest rate is 2.0 percent.

          If the net investment factor is equal to one, then monthly payments from that Subaccount will remain level. If the net investment factor is greater than one, the monthly payments from that Subaccount will increase. Conversely, if the net investment factor is less than one, the payments from that Subaccount will decrease.

          The value of the net assets in the Separate Account shall be taken at their fair market value, or where there is no readily available market, their fair value, as determined in accordance with generally accepted accounting practice and applicable laws and regulations. The value of each share for each Subaccount is determined by dividing the net assets in each Subaccount by the number of shares outstanding for each respective account.

  Annuity payment terms and conditions

          The annuity payments are subject to the following terms and conditions:

          If the Account Value to be applied under any annuity option is less than $2,000 or not enough to provide an initial annuity payment of at least $20, and state law permits, We reserve the right to:
    change the payment frequency to make the payment at least $20 or terminate the contract and pay the Account Value in a lump sum. Thereafter, we will be free of any contract liability for this canceled contract.

          If We do not receive written election of an annuity option from You at least 30 days before the Annuity Date, the annuity option will be Option A, Life Annuity with Payments Guaranteed for 10 Years.

          If You choose an annuity option payable over the lifetime of an Annuitant we may require:
    proof of both the Annuitant's and any joint Annuitant's age and sex before annuity payments begin; and

IC-447000	Page 9

    proof that the Annuitant and any joint Annuitant are still living before We make each payment.

          After the Annuity Date, the annuity option cannot be changed and withdrawals cannot be made.

          If You die before all annuity payments have been made, the remaining annuity payments will be paid to the Beneficiary(ies) as scheduled. If no Beneficiary is named, an annuity payment will be made to Your estate in a lump sum.

          A lump sum settlement option is available under this contract. If You select this option, withdrawal charges will be deducted from the lump sum.

  General Provisions and Account Value

          This is a flexible premium contract. Your proposed premium payments and any lump sum premiums are shown on the Annuity Data page. Additional premium payments can be made at any time prior to the Annuity Date. All premiums are payable to Us at Our home office. A receipt will be provided if requested. The premiums paid to Us, less any applicable premium tax, is the Net Premium.

          The Net Premium will be allocated to the Fixed Account and/or Variable Account as You elected in Your most recent allocation instructions. We reserve the right to set a minimum allocation to a Subaccount and a maximum number of Subaccounts to which allocations can be made. These amounts are processed as of the date We receive Your payment in Our home office.

          You may stop or resume payments during the lifetime of the Annuitant and before the Annuity Date, if the contract has not been surrendered or canceled.

          If any premium of this contract is not paid, the contract shall be considered paid-up. The paid-up value is the Account Value of the contract.

          If You surrender the contract, You may receive an amount less than the Account Value because a withdrawal charge will apply.

          The Annuitized Value purchases annuity payments beginning on Your Annuity Date.

  Annual Maintenance Fee

          The Annual Maintenance Fee is deducted from the Account Value on the Contract Anniversary date, or a proportionate amount will be collected upon contract termination. This charge is shown on the Annuity Data page and helps cover the cost of general maintenance of the contract.

  Fixed Account Value

          The Fixed Account Value is the Net Premium allocated to the Fixed Account plus transfers from the Variable Account plus the interest credited to it less any applicable Annual Maintenance Fee, less any previous withdrawals and the associated withdrawal charges, and less any outstanding loan balance and less any transfers to the Variable Account.

  Interest

          Guaranteed interest will be credited to the Fixed Account daily. We credit interest to the Net Premium from the date We receive the premium. In no event will the interest rate credited be less than 1.5 percent before the assessment of the Annual Maintenance Fee.

          We may pay interest in excess of the guaranteed amount.

  Fixed Account transfers

          You may transfer money from the Fixed Account to various Subaccounts of the Variable Account. Prior to the Annuity Date We reserve the right to:

    Set a maximum number of Subaccounts with value at any one time.
    Set minimum amounts that may be transferred from the Fixed Account value.
    Set the minimum amount allowed to maintain a Subaccount.
    Limit transfers in the following ways:

    Allow no more than 25 percent of the Fixed Account Value to be transferred to the Variable Account during any 365 day period.
    Require a total transfer from the Fixed Account to the Variable Account to be transferred over a four year period. In that case, no more than 25 percent of the amount being transferred will be transferred in any year prior to the year of the final transfer.

          You must send Your transfer request to Our home office. We will make the transfer, if approved, as of the date We receive Your request or as of a requested future date. No transfers are allowed after the Annuity Date.

  Variable Account Value

          The Variable Account will receive the Net Premium allocated to it and dollar amounts transferred from the Fixed Account. We will allocate these amounts, as You instruct, to the Subaccount(s) of Our Separate Account. These amounts will be processed as of the date We receive Your payment or the transfer request in Our home office.

IC-447000	Page 10

          The number of Variable Accumulation Units You have in a Subaccount on any date is equal to the sum of Variable Accumulation Units that have been added through Net Premium and transfers minus the sum of Variable Accumulation Units that have been withdrawn or transferred.

          The Variable Account Value is the dollar value of the Variable Account prior to the time annuity payments begin.

          Within each Subaccount, the value of a Variable Accumulation Unit is determined by valuing daily the underlying securities within a Subaccount plus any dividends or other distributions with a reduction for operating expenses and the mortality and expense risk fee and then dividing the results by the outstanding number of all Variable Accumulation Units of that Subaccount.

          The increase or decrease in the number of Variable Accumulation Units for a particular transaction is determined by dividing the dollar amount of the transaction by the value of a Variable Accumulation Unit of the appropriate Subaccount.

          If shares of an Underlying Fund are no longer available for investment by the Separate Account or if We determine further investments in an Underlying Fund are inappropriate in view of the objectives of the Separate Account, we may substitute shares of another Underlying Fund for fund shares already purchased and apply Your future purchase payments to the purchase of shares of the substitute Underlying Fund or other securities.

          No substitutions will be made until prior approval has been received from the Securities and Exchange Commission and We receive any required prior favorable vote of a majority of the votes entitled to be cast by persons having a voting interest in the Underlying Fund shares.

  Variable Account transfers

          You may transfer money from the Variable Account to the Fixed Account or between the various Subaccounts of the Variable Account as often as You choose. However, no transfers are allowed after annuity payments commence.

          Prior to the Annuity Date We reserve the right to:

    Set a maximum number of Subaccounts with value at any one time.
    Set minimum amounts that may be transferred from the Variable Account value.
    Set the minimum amount allowed to maintain a Subaccount.

          You must send Your transfer request to Our home office. We will make the transfer, if approved, as of the date We receive Your request or as of a requested future date.

  Voting Rights

          We will vote shares held in the Variable Account according to Your instructions. We will send notices and instructions to the person having voting rights under this contract. We will vote shares in the Separate Account for which We do not receive instruction in the same proportion as the votes for which We have received instructions.

  Mortality and expense risk fee

          To cover the mortality and expense risk not included in the Annual Maintenance Fee, we will charge the Variable Account a fee equivalent to the amount shown on the Annuity Data page. Further details of this fee are in the Separate Account prospectus.

  Taxes

          Any premium taxes or income tax withholdings relating to the contract may be deducted from the premium, or any distribution. Any premium tax deducted will be determined by Your place of residence.

  Surrender Value

  Surrender

          You may surrender the contract before the Annuity Date and We will pay You the Surrender Value. All requests must be received in Our home office in a form satisfactory to Us.

          A surrender terminates this contract. Thereafter, we will be free of any contract liability for this canceled contract.

          The Surrender Value of this contract is not less than the minimum required by the state in which this contract was delivered to You. The Surrender Value is equal to the Account Value less the withdrawal charge. The withdrawal charge is a percent of the Account Value withdrawn or applied to an annuity option. Withdrawal charges are shown on the Annuity Data page.

          The payments from a Fixed Account are usually paid within 30 days. If payment is deferred after the 30 days, We will continue to credit the applicable interest rate. The company reserves the right to defer payment of the Fixed Account Surrender Value for a period of six months.

IC-447000	Page 11

          We will send You the Variable Account Surrender Value within seven calendar days after We receive Your request.

  Withdrawal

          You have the right to withdraw part or all of Your Surrender Value before the Annuity Date. All requests must be received in Our home office in a form satisfactory to Us. The Account Value will be reduced by the amount We pay You, and the withdrawal charge. Any one withdrawal must be an amount not less than the minimum withdrawal amount shown on the Annuity Data page.

  Withdrawal Charge

          A withdrawal charge will be imposed on surrenders, certain withdrawals and some annuitizations. The withdrawal charge is a percent of the Account Value withdrawn or applied to an annuity option. Withdrawal charges are shown on the Annuity Data page. Withdrawal charges will be waived under certain conditions.

          10 percent penalty free — No withdrawal charge will apply on the first 10 percent of the Account Value withdrawn if it is the initial withdrawal or it has been more than 365 days since the last withdrawal. No withdrawal charge will apply on the first 10 percent of the Account Value upon a full surrender if there have been no previous withdrawals or it has been more than 365 days since the last withdrawal.

          Disability — We will waive the withdrawal charge on continuing total disability, as defined by Section 72(m)(7) of the Internal Revenue Code, of the owner for a period of at least three months immediately prior to receipt of the surrender or withdrawal request. Proof of Disability is required.

          Some annuitizations — If annuitization occurs after the fifth Contract Year, the withdrawal charge will not apply to an annuity option for a specified period of five years or more.

          Required minimum distributions — We will waive withdrawal charges on withdrawals taken to satisfy Internal Revenue Code (IRC) required minimum distributions based on the value of this contract.

  Death Benefit

  If there have been no previous withdrawals or loans the Death Benefit is the greater of:

    the Account Value; or
    the Net Premium paid to Us.

          If withdrawals or loans have been taken the Death Benefit is the greater of:

    the Account Value; or
    the Net Premium paid to Us, less the Net Premium attributable to both withdrawals and any outstanding loan balance.

          We will calculate the Death Benefit as of the date we receive Proof of Death.

          We will pay the Death Benefit when We receive Proof of Death while this contract is in force and before the Annuity Date, if:

    any owner dies; or
    the Annuitant dies and the owner is not a Natural Person.

          The Beneficiary may receive the Death Benefit in a lump sum or may elect to apply it to an annuity option.

          In any event, the entire value of the contract must be distributed within five years after the date of death unless an annuity option is elected or a surviving spouse continues the contract in accordance with the provision below.

    If the Beneficiary is Your spouse, and death occurs prior to the Annuity Date, then the spouse is treated as the owner of the contract and the contract can continue.
    If the contract is continued, the surviving spouse may make a single withdrawal of any amount within one year of the date we are notified of death without incurring a withdrawal charge.

          If an annuity option is elected, payments from the annuity option must begin within one year of the date of death and must be payable throughout:

    the life of the Beneficiary; or
    a period not to exceed the life expectancy of the Beneficiary; or
    the life of the Beneficiary with payments guaranteed for a period not to exceed the life expectancy of the Beneficiary.

  Beneficiary

          The Beneficiary will receive the Death Benefit when You die. At issue, the Beneficiary will be the person(s) named as such in the application.

          If You do not name a Beneficiary or if the Beneficiary named is no longer living the Beneficiary will be:
    Your spouse if living, otherwise;

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    Your children equally if living, otherwise;
    Your estate

          We will pay the Death Benefit to multiple Beneficiaries according to the most recent written instructions We have received from You. If We do not have any written instructions, We will pay the Death Benefit in equal amounts to the Beneficiaries who are to receive the benefit. If there is more than one Beneficiary in a class and one of the Beneficiaries predeceases You, then the Death Benefit will be paid to the surviving Beneficiaries in that class.

          You may name new Beneficiaries, subject to the rights of any Irrevocable Beneficiary, by submitting a signed request in a form satisfactory to Us. Upon receipt, it is effective as of the date You signed the request, subject to any action we took before We received it.

  Ownership

          The Annuitant is the owner if no other person is named in the application as owner. Unless You provide otherwise, You may exercise all rights granted by the contract subject to the rights of any Irrevocable Beneficiary.

          You may name a new Annuitant before the Annuity Date by submitting a signed request in a form satisfactory to Us. Upon receipt, it is effective as of the date You signed the request. We are not liable for any payment We make or other action We take before receiving it.

          You may assign this contract or the interest therein to another, unless prohibited by the Internal Revenue Code. You must do so in writing in a form satisfactory to Us and file the assignment with Us. No assignment is binding on Us until We receive it. When We receive it Your rights and those of the Beneficiary will be subject to the assignment. We are not responsible for the validity of the assignment.

  Other terms of Your contract

  Our contract with You

          These pages, including the application and any endorsements, are Your entire contract with Us. We issued it based upon Your application and payment of the premium.

          The statements made in the application in the absence of fraud will be treated as representations and not as warranties.

          Only Our president, vice president, or the corporate secretary has the authority to change this contract. No agent may do this. Any change We make to the contract will be done in writing to You.

  Incontestability

          This contract will be incontestable after its Issue Date. This means that We will not use any misstatements by the owner in the application, except for the misstatement of age or sex, to challenge any claim or to avoid liability under this contract after this time.

  Misstatement of age or sex

          If any age or sex has been misstated, We will pay annuity payments in the amount which would have been paid at the correct age and sex. Any overpayments We have made will be deducted from future payments, including interest of 2.0 percent per year. Any under payments including 2.0 percent interest will be paid in one sum to the owner if living, otherwise the Beneficiary.

  Conformity with state law

          This contract is subject to the laws of the state in which it is delivered. If any part of the contract does not comply with the law, it will be interpreted by Us as if it did.

  Nonparticipating

          The contract does not participate in Our earnings.

  Exchange

          You may exchange this contract for another annuity contract We issue if We approve it.

  Evidence of Survival

          We may require evidence of survival of any Annuitant(s).

  Settlements

          We may require that a contract be returned to Us prior to any settlement. We must receive Proof of Death before the settlement of a death claim.

          Any Surrender Value or Death Benefit under a contract will be no less than the minimum benefits required by the statutes of the state in which the contract is delivered.

  Annual Report

          At least once a year prior to the Annuity Date, We will send a statement containing Your Account Value, Surrender Value, premium payments, credited interest and other contract information. We will provide You with Account Value information at any time upon request.

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  Individual Flexible Premium Deferred
  Variable Annuity Contract

  IC-447000